CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-104415 and No. 333-109714) and Form S-8 (No. 333-10197 and No. 333-72972) of Suburban Propane Partners, L.P. of our report dated November 11, 2003, except for Note 4, as to which the date is December 2, 2003, relating to the combined financial statements of the Agway Energy Group (Agway Energy Products, LLC, Agway Energy Services, Inc. and Agway Energy Services-PA, Inc.), which appears in the Current Report on Form 8-K of Suburban Propane Partners, L.P. dated December 5, 2003.



PricewaterhouseCoopers LLP

Syracuse, New York
December 5, 2003